Exhibit 99.1

LogicMark, Inc. Announces Strong Revenue and Margin Growth For the Year Ended 2022

Louisville, KY, March 28, 2023 – LogicMark, Inc. (Nasdaq: LGMK), a provider of personal emergency response systems (PERS), health communications devices, and technology for the growing care economy, announces financial and operating results for the year ended December 31, 2022.

Recent Highlights:

●	Revenue growth of 19% in 2022 compared to the prior year.

●	Gross profit increased 25% in 2022 versus 2021.

●	Gross margin was 60.7% in 2022, up 300 bps from 57.7% in 2021.

●	Appointed Brady Farrell as Vice President of Sales

●	Appointed Garett Hunter as Senior Vice President of Marketing

●	Raised $5.2 million in gross proceeds from a registered public offering in January 2023

●	Conducted a special meeting of stockholders in February 2023 with shareholders approving all proposals, including adoption of LogicMark’s 2023 stock incentive plan, reincorporation of the Company from Delaware to Nevada and reverse stock split proposals.

●	Cash balance on December 31, 2022 was $7.0 million, before the completion of January’s capital raise.

During the fourth quarter, the Company continued to invest in product development as well as sales and marketing initiatives to drive revenue growth. The addition of Brady Farrell and Garett Hunter will be important factors in helping the Company achieve its 2023 sales and marketing objectives. At the same time, the Company has been prudently managing its costs to optimize its expense structure.

Chai-Lin Simmons, LogicMark’s Chief Executive Officer, commented, “We continue to work diligently on our strategy to capitalize on the PERS opportunity and related markets, driven by the increasing industry demand resulting from growth in elder population. With 90% of 50+ years old wanting to age in place, the market is expected to grow at a 13% CAGR in the coming years and we expect to be a beneficiary of this increasing demand.”

“Our focus is on completing the development of our new products, which we believe will attract significant interest in the market. We hope to launch our first software product within the next quarter. While we work on our new offerings which will take a new, fresh approach to the technology, user experience, design and features traditionally seen in the category, we are also diligently managing our costs to run the Company efficiently. The focus of our nearest term new product offerings is increasing the speed and bandwidth that is essential to allow caregivers to respond to any situation in real time. Additionally, we will be increasing our direct-to-consumer channels with the addition of a LogicMark Amazon store.”

“During the fourth quarter, we continued to invest in sales and marketing, and research and development. In 2022, we accomplished a great deal that has established a strong foundation upon which Logicmark is executing. That foundations is comprised of strong corporate governance, prudent fiscal discipline and operational excellence in all we do. We look forward to continuing to build upon our success and transformation and reporting on our further developments in due course.” concluded Ms. Simmons.

Full Year 2022 Financial Results

Revenue for the year ended December 31, 2022, was $11.9 million, up 19% from the prior year. The increase in revenues resulted from improved sales to VA hospitals and clinics.

Gross profit was $7.2 million for the year ended December 31, 2022, versus $5.8 million in 2021, an increase of 25%. Gross margin increased 300 bps to 60.7% from 57.7% in the prior year.  Gross profit increased as a result of higher revenues and lower inbound freight costs. Total operating expenses increased 6% in fiscal year 2022, totaling $14.1 million compared to $13.3 million in fiscal 2021. Fiscal 2021 results included a $4.5 million charge for goodwill impairment.

Net loss attributable to common shareholders for the year was $7.3 million versus a net loss of $14.0 million in fiscal 2021, an improvement of $6.8 million. The results for the year ended December 31, 2021 included $2.9 million in warrant modification expense. Net loss per share improved from a loss of $2.25 per share in the year ended 2021 to a net loss of $0.76 per share in the year ended 2022, an improvement of $1.49 per share. Of that improvement, $0.40 per share was attributable to a 53% increase in Common shares outstanding.

Cash balance as of December 31, 2022 was $7.0 million before the addition of $5.2 million of gross proceeds raised in January 2023.

Investor Call and SEC Filings

Management will host a conference call at 1:30 PM (PDT) / 4:30 PM (EDT) today, to review financial results and provide a corporate update. Following management’s remarks there will be a formal question and answer session.

Participants wishing to dial into the conference call must registerer here to obtain their dial in and pin number: https://register.vevent.com/register/BId012bda4d5ec492fba8751eb0c3f7ad8

To listen to the live webcast please visit the LogicMark Investor Relations website here, or participants may join using the following link: https://edge.media-server.com/mmc/p/bvf5buvy.

The associated press release, SEC filings, and webcast replay will also be accessible on the Company’s investor relations website.

About LogicMark

LogicMark, Inc. (Nasdaq: LGMK) provides personal emergency response systems (PERS), health communications devices and technologies to create a Connected Care Platform. The Company’s devices give people the ability to receive care at home and confidence to age in place. LogicMark revolutionized the PERS industry by incorporating two-way voice communication technology directly into its medical alert pendant and providing this life-saving technology at a price point everyday consumers can afford. The Company’s PERS technologies are sold through the United States Veterans Health Administration and dealers/distributors. LogicMark has been awarded a contract by the U.S. General Services Administration that enables the Company to distribute its products to federal, state, and local governments.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology, including the anticipated product launches of AsterX+1 and Freedom Alert+; the Company’s ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; the Company’s ability to maintain its Nasdaq listing for its common stock; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the SEC.

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Investor Relations Contact:

CORE IR

Investor@logicmark.com

Financial tables to follow:

LogicMark, Inc.

CONDENSED BALANCE SHEETS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	For the Years Ended December 31,
	2022	2021
Assets
Current Assets
Cash and cash equivalents	$6,977,114	$12,044,415
Restricted cash	59,988	210,131
Accounts receivable, net	402,595	98,749
Inventory, net	1,745,211	1,237,280
Prepaid expenses and other current assets	349,097	849,190
Total Current Assets	9,534,005	14,439,765

Property and equipment:
Equipment	416,889	406,365
Furniture and fixtures	35,761	35,761
Website and other	285,448	13,506
	738,098	455,632
Accumulated depreciation	(482,520)	(455,632)
Property and equipment, net	255,578	-
Right-of-use assets, net	182,363	248,309
Product development costs, net of amortization of $15,029	1,010,662	-
Goodwill	10,958,662	10,958,662
Other intangible assets, net of amortization of $4,710,437 and $4,127,920, respectively	3,699,854	4,476,647
Total Assets	$25,641,124	$30,123,383

Liabilities, Series C Redeemable Preferred Stock and Stockholders’ Equity
Current Liabilities
Accounts payable	$673,052	$492,431
Accrued expenses	1,740,490	849,285
Total Current Liabilities	2,413,542	1,341,716
Other long-term liabilities	440,263	385,196
Total Liabilities	2,853,805	1,726,912

Commitments and Contingencies (Note 12)

Series C Redeemable Preferred Stock
Series C redeemable preferred stock, par value $0.0001 per share: 2,000 shares designated; 200 shares issued and outstanding as of December 31, 2022 and December 31, 2021	1,807,300	1,807,300

Stockholders’ Equity
Preferred stock, par value $0.0001 per share: 10,000,000 shares authorized
Series F preferred stock, par value $0.0001 per share: 1,333,333 shares designated; 173,333 shares issued and outstanding as of December 31, 2022, aggregate liquidation preference of $520,000 as of December 31, 2022, and December 31, 2021	520,000	520,000

LogicMark, Inc.

CONDENSED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	For the Years Ended December 31,
	2022	2021 (1)
Revenues	$11,916,482	$10,022,115
Costs of goods sold	4,685,639	4,236,921
Gross Profit	7,230,843	5,785,194

Operating Expenses
Direct operating cost	1,455,450	970,003
Selling and marketing	1,200,300	321,577
Research and development	1,241,265	932,602
General and administrative	9,037,794	5,817,079
Other expense	374,389	(20,634)
Goodwill impairment	-	4,521,000
Depreciation and amortization	828,137	791,023
Total Operating Expenses	14,137,335	13,332,650

Operating Loss	(6,906,492)	(7,547,456)

Other Income and (Expense)
Interest income (expense)	119,483	(1,423,611)
Forgiveness of Paycheck Protection Program loan and accrued interest	-	349,176
Warrant modification expense	-	(2,881,729)
Total Other Income (Expense), Net	119,483	(3,956,164)

Loss before Income Taxes	(6,787,009)	(11,503,620)
Income tax expense	(137,956)	(204,269)
Net Loss	(6,924,965)	(11,707,889)
Preferred stock dividends	(328,456)	(2,341,391)
Net Loss Attributable to Common Stockholders	(7,253,421)	(14,049,280)

Net Loss Per Share - Basic and Diluted	(0.76)	(2.25)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	9,574,090	6,251,504

(1)	Certain fiscal 2021 accounts have been restated to conform to the fiscal 2022 reporting format.

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